SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

MAI SYSTEMS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MAI SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2002

TO ALL STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders of MAI Systems Corporation (the “Company” or “MAI”), a Delaware corporation, will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California, on Monday, June 3, 2002 at 10:00 a.m., for the following purposes:

     1. To elect four (4) directors to serve for the ensuing year and until their successors are elected.

     2. To ratify the selection of KPMG LLP as independent auditors for the Company.

     3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

     Only stockholders of record at the close of business on April 19, 2002 are entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person, even though he or she has returned a Proxy.

W. Brian Kretzmer Secretary

Irvine, California
April 29, 2002

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO
COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN
IT IN THE ENCLOSED ENVELOPE.

PROPOSAL 1 ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PERFORMANCE GRAPH
PROPOSAL 2 TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS
AUDITOR FEE DISCLOSURE
OTHER MATTERS

MAI SYSTEMS CORPORATION

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed Proxy is solicited on behalf of MAI Systems Corporation (“MAI” or the “Company”) for use at the 2002 Annual Meeting of Stockholders (“Annual Meeting”) to be held Monday, June 3, 2002, at 10:00 a.m., local time, and at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hollywood Roosevelt Hotel, 7000 Hollywood Boulevard, Hollywood, California. The Company’s main telephone number is (949) 598-6000. These proxy solicitation materials were mailed on or about April 29, 2002, to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

     Stockholders of record at the close of business on April 19, 2002 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. The closing price on the American Stock Exchange for the Company’s $0.01 par value Common Stock (“Common Stock”) on the Record Date, as reported in The Wall Street Journal, was $0.34 per share. The Company was aware of the following beneficial owners of more than 5% of its Common Stock as of the Record Date:

	Number of	Percentage
Name and Address	Shares	of Class(1)

CSA Private Limited group(2)	2,433,333	17.8%

Richard S. Ressler	2,219,412 (3)	15.3%
c/o Orchard Capital Corporation 6922 Hollywood Boulevard, Suite 900 Hollywood, California 90028

Canyon Capital Advisors LLC group(4)	1,451,100	10.6%

(1)	At the Record Date, 13,656,085 shares of the Company’s Common Stock were outstanding. Computer Sciences Corporation (“CSC”), CSC Computer Sciences International Inc. (“CSI”), CSA Holdings Ltd. (“CSAH”), and CSA Private Limited (“CSA”), as a group, beneficially own 2,433,333 shares of Common Stock. The address for CSAH and CSA is 221 Henderson Road, 08-01, Henderson Building, Singapore 0315. The address for CSC and CSI is 2100 East Grand Avenue, El Segundo, California 90245.

(2)	Includes 467,105 shares of Common Stock which Mr. Ressler may purchase pursuant to warrants or options which are exercisable in full at this time. See “Compensation Committee Interlocks and Insider Participation.” Also includes 18,750 shares of Common Stock issuable upon exercise of options held by Mr. Ressler and 150,000 shares of Common Stock issuable upon exercise of options held by Orchard Capital Corporation, of which Mr. Ressler is the sole stockholder, each of which are currently exercisable. Excludes 6,250 shares of Common Stock issuable upon exercise of options held by Mr. Ressler which are exercisable within 60 days of the Record Date and 12,500 shares of restricted Common Stock held by Mr. Ressler which are due to become unrestricted within 60 days of the Record Date, in each case assuming Mr. Ressler’s re-election to the Board of Directors, with respect to each of which Mr. Ressler disclaims beneficial ownership.

(3)	Canyon Capital Advisors LLC, The Value Realization Fund L.P., The Value Realization Fund B, L.P., C.P.I. Securities, L.P., The Canyon Value Realization Fund (Cayman), Ltd., GRS Partners II, Mitchell R. Julis, Joshua S. Friedman and R. Christian B. Evensen, as a group, beneficially own 1,451,100 shares of Common Stock. The address of all of the above-referenced entities is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company before the Annual Meeting a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Voting and Solicitation

     On all matters other than the election of directors, each share has one vote.

     The cost of soliciting proxies will be borne by the Company. The Company has retained the services of its transfer agent, Mellon Investor Services (“Mellon”) to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. The Company estimates that it will pay Mellon a fee not to exceed $2,500 for its services and will reimburse Mellon and other third parties for certain out-of-pocket expenses estimated to be not more than $10,000. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company no later than January 15, 2003, in order to be considered for possible inclusion in the proxy statement and form of proxy relating to that meeting.

     If the Company is not notified of a stockholder proposal by March 5, 2003, then the management proxies may have the discretion to vote against such stockholder proposal, even though such proposal is not discussed in the proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

General

     A board of four (4) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s four nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting (neither of which events is expected), the proxies will be voted for such nominee as shall be designated by the current Board of Directors to fill the vacancy.

Vote Required

     A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the Record Date must be present or represented by proxy for the transaction of business at the Annual Meeting. Each share may vote for up to four director-nominees. Votes may not be cumulated. If a quorum is present, the four nominees receiving the highest number of votes will be elected to the Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted, however, either in favor of or against the election of directors.

     The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been elected and qualified.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees

     The names of the nominees, their ages at Record Date and certain other information about them are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since

Richard S. Ressler	43	President, Orchard Capital Corporation	1995

Zohar Loshitzer	44	Managing Director, Orchard Telecom	1998

Stephen Ross	53	Consultant	2001

Steven F. Mayer	42	Executive Managing Director, Gores Technology Group	2001

     There is no family relationship between any director and any executive officer of the Company.

     Richard S. Ressler was named Chairman of our Board of Directors in May 1995 and was originally elected to the Board of Directors in February 1995. He was our Chief Executive Officer from October 1994 until February 1997 and our President from October 1994 until May 1995. Mr. Ressler has served in these capacities pursuant to a consulting agreement between us and Orchard Capital Corporation, a consulting firm which provides investment, operational, and financial consulting services to, among others, start-up and turn-around companies. Mr. Ressler has been the President of Orchard since 1994. Since 1995, Mr. Ressler has acted (indirectly through Orchard) as the manager of CIM Group, LLC, a real estate investment and development company and, since March 2000, he has been the President of CIM Group, Inc., a real estate management and consulting company. Mr. Ressler has also been a member of the Board of Directors of j2 Global Communications, Inc., a leading unified messaging service provider, since March 1997. He served as Chief Executive Officer for j2 Global Communications, Inc., from March 1997 until January 2000. Since March 2000, Mr. Ressler has been Chairman of the Board of Directors of Express One International, Inc., an ACMI (aircraft, crew, maintenance, and insurance) operator of cargo aircraft , as well as of its holding company, Express One Holdings Corp. Since December 2001, Mr. Ressler has been Chairman of the Board of Directors of TradeWinds Holdings, Inc., an ACMI (aircraft, crew, maintenance, and insurance) operator of cargo aircraft and an affiliate of Express One International, and Chairman of the Board of Directors of Coreolis Holdings, Inc., the holding company for Express One Holdings Corp. and TradeWinds Holdings, Inc.

     Zohar Loshitzer was appointed to our Board of Directors in January 1998. From July 1997 through November 29, 2000, he was a member of the Board of Directors of j2 Global Communications, Inc., a leading unified messaging services provider. From August 2000 through December 31, 2001, he was a consultant with MAI Systems Corporation. From July 1997 through December 31, 2000, he was Chief Information Officer, and currently is EVP Corporate Strategy of, j2 Global Communications, Inc. Since 1995, he has also been a Managing Director of Orchard Telecom, a telecommunications consulting firm. From 1987 until 1995, he was the Founder and general manager of Life Alert, a nationwide emergency response service.

     Stephen Ross was elected to our Board of Directors in May 2001. From 1989 to 2001 he was employed by Warner Brothers as Executive Vice President, Special Projects. He also served from 1992 through 2001 as a director of the Sea World Property Trust (an Australian theme park company). From 1986 through 1989 he was employed by Lorimar Telepictures Corp. as Senior Vice President and General Counsel. From 1981 through 1986 he worked with Telepictures Corp. where he was Senior Vice President, General Counsel and a member of the board of directors. He is currently a consultant. He also serves as a director of Grill Concepts, Inc., a restaurant company.

     Steven F. Mayer was elected to our Board of Directors in May 2001. Since February 2002, he has been Executive Managing Director of Gores Technology Group, LLC, a privately held investment and management firm that acquires controlling interests in and manages technology and other businesses in North America and Europe. From November 1996 until September 2001, he was a Managing Director and co-head of Corporate Finance of U.S. Bancorp Libra, the leveraged finance investment banking unit of U.S. Bancorp, and its predecessor company. He was also a Managing Director of Libra Capital Partners, L.P., an affiliated private equity firm that sponsors and invests in management-led buyouts, later stage growth financings, leveraged recapitalizations, corporate divestitures, and acquisitions. From June 1994 until November 1996, Mr. Mayer was a managing of Aries Capital Group, LLC, a private investment firm which he co-founded. From April 1992 until June 1994, when he left to co-found Aries Capital Group, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell specializing in mergers, acquisitions, divestitures, leveraged buyouts and corporate finance. Mr. Mayer presently serves as director for Airway Industries, Inc., the nation’s second largest luggage company, and Palomar Communications, LLC, a leading producer of commercials, videos and other corporate communications.

Executive Officers

     The name, age and title of each executive officer of the Company, business experience for at least the past five years and certain other information concerning each such executive officer has been furnished by the executive officer and is set forth below. Executive officers are elected by the Board of Directors following the annual meeting of the Company’s stockholders.

     W. Brian Kretzmer, 49, has been our Chief Executive Officer since August 1999 and was appointed as our President on September 10, 2000. He also served as our Chief Financial Officer from August 1999 until March 2000. From August 1997 until July 1999 he was Executive Vice President and Chief Financial Officer for Segue Corporation, a Rancho Santa Margarita, California based private company focused on providing support services to computer manufacturers utilizing internet commerce. From July 1991 until July 1997 he held various positions with MAI Systems Corporation, including Vice President, Corporate Development, Controller, Vice President, Finance, Chief Financial Officer, and Chief Information Officer. From July 1995 until July 1996 he also served as the President and Chief Operating Officer of Gaming Systems International, which was at that time a wholly-owned subsidiary of MAI Systems Corporation.

     James W. Dolan, 43, has been our Chief Financial Officer since March 2000 and our Chief Operating Officer since March 2001. Previously, he served as our Vice President, Finance from September 1999 until March 2000. From 1985 to 1999, Mr. Dolan served in positions of increasing responsibility with the accounting firm of KPMG LLP. Most recently, he was senior manager, Los Angeles and Orange County, where he managed audit and consulting projects for companies ranging in size from start-up operations to large public multinational organizations. Mr. Dolan also served as KPMG’s senior audit manager to MAI from 1994 through 1997.

Board Meetings and Committees

     The Board of Directors held four (4) meetings during the year ended December 31, 2001 and conducted business by written consent. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. It does not have a Nominating Committee.

     Our Executive Committee was formed in November 1998. Mr. Loshitzer is presently the only member of this committee. This committee has all authority, consistent with the Delaware Corporation Law, as may be granted to it by the Board of Directors. Presently, this committee’s sole function is to coordinate management presentations to the Board of Directors. The Executive Committee held no formal meetings during 2001.

     Our Audit Committee currently consists of Messrs. Ross and Mayer, with one vacancy, intended to be filled after the Annual Meeting of Shareholders. The Audit Committee held one meeting during 2001. The Audit Committee recommends engagement of our independent auditors and is primarily responsible for approving the services performed by our independent auditors and reviewing and evaluating our accounting policies and our system of internal accounting controls. The Board of Directors adopted a written charter for the Audit Committee on June 12, 2000, which was last amended and restated on March 15, 2001.

     Our Compensation Committee currently consists of Messrs. Loshitzer and Ressler, with one vacancy, intended to be filled after the Annual Meeting of Shareholders. The Compensation Committee held one meeting during 2001. The Compensation Committee reviews and approves the Company’s executive compensation policies.

     During 2001, each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors held during his tenure and the meetings of committees of which such member was a member held during his tenure.

Director Compensation

     We pay fees of $3,000 per calendar-year quarter to each of our non-employee directors, and $1,000 for each Board or Committee meeting which is attended in person or telephonically. Additionally, we reimburse directors for their reasonable travel expenses to attend meetings.

     Our Company’s Non-Employee Directors Stock Option Plan (the “Directors’ Plan”) provides for the grant of nonstatutory stock options to non-employee directors. Each non-employee director is automatically granted a nonstatutory option to purchase 6,250 shares of Common Stock on the date of each annual meeting of stockholders at which each such non-employee director is reelected, provided that on such date, he or she has served on the Board of Directors for at least six months. Options granted pursuant to the Directors’ Plan vest as to 20% of the initial grant six months following the date of grant and as to 20% on each successive annual stockholders’ meeting at which the director is re-elected to the Board. Subsequent grants vest, if at all, on the director’s reelection to the Board four years hence. The Directors’ Plan provides that upon a change of control all options granted pursuant to the plan shall become immediately exercisable in full. The Directors’ Plan provides that the exercise price of the options granted thereunder shall be equal to the fair market value of the Common Stock on the date of grant of the option. Options granted pursuant to the Directors’ Plan have a term of ten years and options granted pursuant to the Directors’ Plan may be exercised only while the optionee is a director of the Company or within one year after termination of service as a director.

     No options were exercised pursuant to the Directors’ Plan in 2001.

     Our Company’s Restricted Stock Plan provides for issuance to each director of 50,000 shares of Common Stock on the date of his or her appointment to the Board or his or her becoming eligible to participate in the Restricted Stock Plan. In 2001, the Board and shareholders confirmed grants of 50,000 shares of restricted

Common Stock to the current directors which will vest (i.e., become unrestricted) as to 25% of the grant on each anniversary of May 21, 2001 (the date of the stockholders’ meeting at which the grants were confirmed). The shares that were granted in 2001 have not yet been issued. The Restricted Stock Plan provides that upon a change of control all shares granted pursuant to the plan shall become immediately exercisable in full.

     In addition, on August 11, 1999, as consideration for his agreeing to act as a member of the Company’s Executive Committee, the 6,250 options previously granted under the Directors’ Plan to Mr. Loshitzer on May 29, 1998 were re-priced, so that the exercise price is now $2.50 per share. In connection with the re-pricing, the vesting schedule for these options was changed so that these options now vest on the date of our 2003 annual meeting.

Consulting Contract with Director Zohar Loshitzer

     Certain services of Zohar Loshitzer, one of the Company’s directors, have been provided to the Company pursuant to a consulting agreement dated July 15, 2000 and amended August 1, 2001. Pursuant to that agreement, Mr. Loshitzer was paid $16,667.00 per month for the period August, 2000 up through and including March 31, 2001 and $106,887.36 for the period April 1, 2001 through December 31, 2001, for consulting on technology decisions and general consulting for MAI’s CIMPRO division. The term of this agreement was month-to-month. As of December 31, 2001 Mr. Loshitzer completed his consulting services on behalf of the Company.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee currently consists of Messrs. Loshitzer and Ressler. One of our former officers, Richard S. Ressler, but no current officer, serves on the Compensation Committee. Mr. Ressler provides, and Mr. Loshitzer has provided, consulting services to the Company pursuant to consulting agreements that are disclosed below.

     Mr. Ressler’s services as Chairman (and formerly as Chief Executive Officer) have been provided pursuant to a consulting agreement dated August 15, 1994 (amended as of August 16, 1997, August 31, 1997, August 31, 1998, August 31, 1999, August 31, 2000 and August 31, 2001) with Orchard Capital Corporation, Mr. Ressler’s employer. Pursuant to that agreement, Orchard was paid $20,000 per month up through and including August 15, 1996, and is currently paid $24,000 per month, for Mr. Ressler’s services.

     Prior to most recently amending the consulting agreement with Orchard, in October 2001 the Board authorized William M. Mercer Company, an executive compensation firm, to study the issue of compensation for Mr. Ressler’s services. In a report dated November 12, 2001, this firm concluded and reported to the Board that the current level of compensation of $24,000 per month is appropriate. Subsequent to receipt of that report, the consulting agreement with Orchard was amended retroactively to August 31, 2001 to extend for an additional one-year period through August 31, 2002.

     In August 1994, Orchard was granted warrants to purchase up to 625,000 shares of the Company’s Common Stock at $1.90 per share (which Orchard immediately transferred to Mr. Ressler). Mr. Ressler exercised 157,895 of these warrants in September 1997. The remainder of the $1.90 warrants will expire on August 14, 2003 (these warrants were originally scheduled to expire on August 14, 1999, but the Committee has approved two extensions). In March 1997, Orchard was issued warrants to purchase up to 50,000 shares of Common Stock at $7.50 per share (which it immediately transferred to Mr. Ressler). In order for the Company to raise equity capital, the exercise price of these warrants was adjusted to $3.04 on September 12, 1997 and the warrants were subsequently exercised. In August, 1999, Orchard was granted options under the Company’s 1993 Employee Stock Option Plan to purchase 225,000 shares of Common Stock at $2.50 per share. One-third of these options become exercisable on each of the first three anniversaries of the grant, and the options expire in August, 2009.

     Commencing in 1999, Mr. Ressler became eligible to receive stock options under the Company’s Non-Employee Director’s Option Plan. He currently holds options to acquire 43,750 shares of Common Stock under the Plan. Additionally, Mr. Ressler participates in the Company’s 2001 Restrictive Stock Plan and has received a grant of 50,000 shares of restricted Common Stock, of which 12,500 shares will vest on May 21, 2002.

     The compensation paid to Orchard pursuant to the consulting agreement and the amendments thereto was determined by the Compensation Committee and the Board of Directors based upon the aforementioned consulting study, and various subjective factors such as Mr. Ressler’s responsibilities, qualifications, years of experience, individual performance, and perceived contributions to the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock as of the Record Date, by each director, by each of the current executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group.

	Number of
	Shares	Approximate
	Beneficially	Percentage
Name(1)	Owned	Owned(1)

Richard S. Ressler(2)	2,219,412	15.3%
W. Brian Kretzmer(3)	415,200	3.0%
James W. Dolan(4)	137,499	1.0%
Zohar Loshitzer(5)	25,000	*
Morton O. Schapiro(6)	37,500	*
Stephen Ross(7)	0	*
Steven F. Mayer(8)	0	*
All current directors and executive officers as a group (7 persons)(9)	2,834,611	20.8%

(*)	Designates less than 1%

(1)	The address for all executive officers and directors is c/o MAI Systems Corporation, 9601 Jeronimo Road, Irvine, CA 92618. Based upon 13,656,085 shares of the Company’s Common Stock outstanding as of the Record Date.

(2)	Includes 467,105 shares of Common Stock which Mr. Ressler may purchase pursuant to warrants or options which are exercisable in full at this time. See “Compensation Committee Interlocks and Insider Participation.” Also includes 18,750 shares of Common Stock issuable upon exercise of options held by Mr. Ressler and 150,000 shares of Common Stock issuable upon exercise of options held by Orchard Capital Corporation, of which Mr. Ressler is the sole stockholder, each of which are currently exercisable. Excludes 6,250 shares of Common Stock issuable upon exercise of options held by Mr. Ressler which are exercisable within 60 days of the Record Date and 12,500 shares of restricted Common Stock granted to by Mr. Ressler which are due to become unrestricted within 60 days of the Record Date, in each case assuming Mr. Ressler’s re-election to the Board of Directors, with respect to each of which Mr. Ressler disclaims beneficial ownership.

(3)	Includes 350,000 shares issuable upon exercise of options or warrants held by Mr. Kretzmer exercisable within 60 days of the Record Date. Also includes 62,500 shares of restricted Common Stock granted to Mr. Kretzmer which are due to become unrestricted within 60 days of the Record Date.

(4)	Includes 99,999 shares issuable upon exercise of options held by Mr. Dolan exercisable within 60 days of the Record Date. Also includes 37,500 shares of restricted Common Stock granted to Mr. Dolan which are due to become unrestricted within 60 days of the Record Date.

(5)	Includes 25,000 shares issuable upon exercise of options held by Mr. Loshitzer exercisable within 60 days of the Record Date. Excludes 6,250 shares of Common Stock issuable upon exercise of options held by Mr. Loshitzer which are exercisable within 60 days of the Record Date and 12,500 shares of restricted Common Stock granted to Mr. Loshitzer which are due to become unrestricted within 60 days of the Record Date, in each case assuming Mr. Loshitzer’s re-election to the Board of Directors, with respect to each of which Mr. Loshitzer disclaims beneficial ownership.

(6)	Includes 37,500 shares issuable upon exercise of options held by Mr. Schapiro exercisable within 60 days of the Record Date.

(7)	Excludes 12,500 shares of restricted Common Stock granted to Mr. Ross which are due to become unrestricted within 60 days of the Record Date, assuming Mr. Ross’s re-election to the Board of Directors, with respect to which Mr. Ross disclaims beneficial ownership.

(8)	Excludes 12,500 shares of restricted Common Stock granted to Mr. Mayer which are due to become unrestricted within 60 days of the Record Date, assuming Mr. Mayer’s re-election to the Board of Directors, with respect to which Mr. Mayer disclaims beneficial ownership.

(9)	Includes 1,248,354 shares issuable upon exercise of options or warrants held by directors and executive officers within 60 days of the Record Date.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows, as to our Chairman, our Chief Executive Officer, and one other executive officer who served during the last fiscal year, information concerning all compensation paid for services in all capacities during the last three fiscal years.

SUMMARY COMPENSATION TABLE

								Long Term
					Annual Compensation			Compensation Awards

					Other				All
					Annual				Other
					Compen-	Restricted		Securities	Compen-
					sation	Stock		Underlying	sation
Name and Principal Position	Year	Salary($)		Bonus($)	($)	Awards		Options(#)	($)

Richard S. Ressler(1)	2001	$288,000	(2)	$0	$0	$4,875	(3)	6,250	$0
Chairman	2000	288,000		0	0	0		6,250	0
	1999	288,000		0	0	0		256,250	0
W. Brian Kretzmer(4)	2001	234,461		40,846	0	24,375	(5)	0	0
Chief Executive Officer &	2000	209,232		42,500	0	0		300,000 (6)	0
President	1999	80,000		0	0	0		225,000	0
James W. Dolan(7)	2001	190,096		27,604	0	14,625	(8)	100,000	0
Chief Financial and	2000	153,226		25,000	0	0		50,000	0
Operating Officer	1999	46,288		0	0	0		50,000	0

(1)	Mr. Ressler is an employee of Orchard Capital Corporation, which provides his services to us through a consulting agreement.

(2)	A portion of Mr. Ressler’s 2001 compensation was accrued, pending review of his consulting contract with the Company by a third party. Upon completion of this review, the accrued amount of $72,000 was paid in the first quarter of 2002.

(3)	In 2001 Mr. Ressler was granted (but not issued) 12,500 shares of restricted Common Stock with a market value of $4,000 as of December 31, 2001. These 12,500 shares become fully vested if Mr. Ressler is re-elected to the Board of Directors. Dividends are payable with respect to restricted Common Stock to the same extent as all other shares of Common Stock.

(4)	Mr. Kretzmer was appointed to the position of Chief Executive Officer effective August 2, 1999 and he assumed the position of Chief Financial Officer effective August 17, 1999 (Mr. Kretzmer subsequently resigned as Chief Financial Officer on March 24, 2000 when Mr. Dolan was elected to this position). He assumed the position of President effective September 10, 2000.

(5)	In 2001 Mr. Kretzmer was granted (but not issued) 62,500 shares of restricted Common Stock with a market value of $20,000 as of December 31, 2001. These 62,500 shares become fully vested on May 21, 2002. Dividends are payable with respect to restricted Common Stock to the same extent as all other shares of Common Stock.

(6)	Includes 225,000 warrants issued to Mr. Kretzmer in May 2000 which have a ten year term with an exercise price of $.56. The exercise price of these warrants will increase with the fair market value of Common Stock when the fair market value exceeds $2.81 per share. The warrants vest equally over a three year period as follows:

August 2, 2000 75,000 August 2, 2001 75,000 August 2, 2002 75,000

(7)	Mr. Dolan was elected to the position of Chief Financial Officer effective March 24, 2000 and to the position of Chief Operating Officer effective March 10, 2001. Previously, from September 1999 through March 2000 he served as our Vice President, Finance.

(8)	In 2001 Mr. Dolan was granted (but not issued) 37,500 shares of restricted Common Stock with a market value of $12,000 as of December 31, 2001. These 37,500 shares become fully vested on May 21, 2002. Dividends are payable with respect to restricted Common Stock to the same extent as all other shares of Common Stock.

Options Granted in Last Fiscal Year

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 2001 to the Company’s chairman and executive officers named in the Summary Compensation Table:

					Potential Realizable Value at
	Number of				Assumed Annual Rates
	Securities				of Stock Price
	Underlying	% of Total			Appreciation for Option Term(1)
	Options	Options Granted	Exercise Price	Expiration
Name	Granted(2)	In Fiscal Year(3)	($/Share)(4)(5)	Date	5%($)	10%($)

Richard Ressler	6,250 (6)	1.7%	$.39	5/21/11	1,532	3,885

W. Brian Kretzmer	0	0.0%	N/A	N/A	N/A	N/A

James Dolan	100,000	26.9%	$.31	2/02/11	19,496	70,406

(1)	Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of future stock price growth.

(2)	Other than the 6,250 options granted to Mr. Ressler pursuant to the Non-Employee Directors Stock Option Plan (the “Directors’ Plan”) (which have a ten-year term and are exercisable on or after the Company’s Annual Shareholders meeting in calendar year 2005), all stock options granted have ten year terms and are exercisable with respect to 33-1/3% of the shares covered thereby on each anniversary of the date of grant, with full vesting occurring three years following the date of grant. See “— Employment Contracts and Change of Control Agreements” for provisions regarding acceleration of the vesting of options under certain circumstances.

(3)	There were a total of 371,250 stock options granted by us in 2001 (including all options granted to Mr. Ressler, but excluding options granted under the Directors’ Plan to the other directors).

(4)	Options were granted at an exercise price equal to the market value of the Common Stock as listed on the AMEX.

(5)	The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already-owned shares or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(6)	Granted to Mr. Ressler on May 21, 2001 pursuant to the Directors’ Plan.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

     No options were exercised by any of the executive officers during the year ended December 31, 2001. The value of the options held at the end of the year are set forth in the following table:

VALUE OF UNEXERCISED STOCK OPTIONS AT END OF YEAR

	Number of Securities Underlying				Value of Unexercised
	Unexercised Options at Fiscal				In-The-Money Options at
	Year-End(#)				Fiscal Year-End($)(1)

Name	Exercisable		Unexercisable		Exercisable	Unexercisable

Richard S. Ressler	635,855	(2)	100,000		$0.00	$0.00
W. Brian Kretzmer	350,000	(3)	175,000	(4)	$0.00	$0.00
James W. Dolan	99,999		100,001		$333.33	$666.66

(1)	Market value of underlying securities at fiscal year end ($0.32 per share), minus the exercise price.

(2)	Represents Mr. Ressler’s warrant to purchase up to 467,105 shares of Common Stock at $1.90 per share which expires on August 14, 2003, 18,750 vested options at $3.38 per share granted to Mr. Ressler pursuant to the Directors’ Plan, and 150,000 vested options granted to Orchard Capital Corporation, Mr. Ressler’s employer, at $2.50 per share which expire in August 2009.

(3)	Includes 150,000 warrants which expire on May 26, 2010 at $0.56 per share.

(4)	Includes 75,000 warrants which expire on May 26, 2010 at $0.56 per share.

Employment Contracts and Change of Control Arrangements

     We currently have no employment contracts with any of our executive officers named in the Summary Compensation Table above (but we do have a consulting agreement with Orchard Capital Corporation which supplies the services of Richard S. Ressler, our Chairman). (See “Compensation Committee Interlocks and Insider Participation.”) Our 1993 Employee Stock Option Plan and Non-Employee Directors’ Stock Option Plan each provide that upon a change of control all options granted pursuant to the plans shall become immediately exercisable in full. There are similar provisions in effect for warrants and restricted stock granted to officers and directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

General

     The policy of the Company regarding the compensation of its executive officers is to maintain a total compensation program which would retain the services of key executives and (a) assure the availability of their skills for the benefit of the Company, (b) secure to the Company freedom from competition by such persons within reasonable and lawful limits, and (c) provide appropriate base compensation, benefits, and financial incentives through bonus, severance and other employment-related programs. The Compensation Committee of the Board of Directors recommends, subject to the Board’s approval, executive compensation, including the compensation of the Chairman and the Chief Executive Officer. The Compensation Committee or the Board of Directors determines and approves stock option grants for all employees, including the Chief Executive Officer. The Committee currently comprises two independent, non-employee directors, and one director, whose services are provided pursuant to a consulting agreement with his employer.

Compensation Philosophy

     The Company operates in the highly competitive and rapidly changing high technology industry. The goals of the Company’s compensation program are to align compensation with the Company’s overall business objectives and performance, to foster teamwork, and to enable the Company to attract, retain and reward employees who contribute to its long-term success. The Committee also seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment.

Compensation Components

     Compensation for the Company’s executive officers generally consists of salary, annual incentive, and stock option and restricted stock awards. The Committee assesses past performance and anticipated future contribution of each executive officer in establishing the total amount and mix of each element of compensation.

     Salary. The salaries of the executive officers are determined annually by the Compensation Committee based upon various subjective factors such as the executive’s responsibilities, position, qualifications, years of experience, and individual performance. In no such case does the Committee undertake a formal survey of analysis of compensation paid by other companies. The salary of James W. Dolan was increased in 2001 due to the assumption of a new title and additional responsibilities.

     Annual Incentive. The Committee annually reviews and approves an executive compensation plan. A target, expressed as a percentage of salary, is established for each corporate officer, based on the scope of his or her responsibility. Actual payment is computed as a percentage of that target based on the Company’s performance in achieving specified objectives, and the individual performance of executives. For fiscal 2001, a range of between 24% to 70% of the respective executive officer’s salary could be earned as a bonus for achieving from 85% to over 120% of the EBITDA (Earnings Before Income Taxes, Depreciation and Amortization) objective. The executive officers substantially achieved these goals. A total of $280,000 (the maximum possible payment) in incentive compensation will be paid with respect to corporate officers pursuant to the plan based on 2001 performance.

     Stock Options, Warrants and Restricted Stock. Stock option, warrants and restricted stock awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option, warrant and restricted stock grants subject to vesting periods (usually over a three or four-year period) to retain executives and encourage sustained contributions. The exercise price of options and warrants, or the issue price in relation to restricted stock, is the market price on the date of grant.

     The Company is subject to Section 162(m) of the Internal Revenue Code, adopted in 1993, which limits the deductibility of certain compensation payments to its officers. The Company does not have a policy requiring the Committee to qualify all compensation for deductibility under this provision. The Company does not currently have any non-deductible compensation plans. The Company believes that any compensation expense incurred in connection with the exercise of stock options granted under its 1993 Employee Stock Option Plan will continue to be deductible as performance-based compensation.

     In awarding stock options to its corporate level executive officers, the Committee considers the executive’s performance as well as options previously granted when determining additional option awards. The Committee does not currently have a targeted percentage of equity ownership for executives.

     Summary. The salary and bonus amounts in 1999 paid to Mr. Kretzmer related to five months of services (August 2, 1999 through December 31, 1999). The salary and bonus amounts paid to Mr. Kretzmer in 2000 and 2001 related to services for the entire fiscal years 2000 and 2001. Options were awarded to Mr. Kretzmer in 1999 as a condition to his employment offer being accepted. Additional options were granted in 2000 at the discretion of the Compensation Committee of the Board of Directors as an incentive for Mr. Kretzmer to continue his employment with the Company. Additionally, Mr. Kretzmer participated in the Company’s 2001 Restrictive Stock Plan and has received a grant of 250,000 shares of restricted Common Stock, of which 62,500 shares will vest on May 21, 2002. The Company’s unaudited net income for fiscal 2001 was approximately $2.1 million, as compared to net income of $817,000 for fiscal 2000.

Compensation of Chairman

     Mr. Ressler’s services as Chairman (and formerly as Chief Executive Officer) have been provided pursuant to a consulting agreement dated August 15, 1994 (amended as of August 16, 1997, August 31, 1997, August 31, 1998, August 31, 1999, August 31, 2000 and August 31, 2001) with Orchard Capital Corporation, Mr. Ressler’s employer. Pursuant to that agreement, Orchard was paid $20,000 per month up through and including August 15, 1996, and is currently paid $24,000 per month, for Mr. Ressler’s services.

     Prior to most recently amending the consulting agreement with Orchard, in October 2001 the Board authorized William M. Mercer Company, an executive compensation firm, to study the issue of compensation for Mr. Ressler’s services. In a report dated November 12, 2001, this firm concluded and reported to the Board that the current level of compensation of $24,000 per month is appropriate. Subsequent to receipt of that report, the consulting agreement with Orchard was amended retroactively to August 31, 2001 to extend for an additional one-year period through August 31, 2002.

     In August 1994, Orchard was granted warrants to purchase up to 625,000 shares of the Company’s Common Stock at $1.90 per share (which Orchard immediately transferred to Mr. Ressler). Mr. Ressler exercised 157,895 of these warrants in September 1997. The remainder of the $1.90 warrants will expire on August 14, 2003 (these warrants were originally scheduled to expire on August 14, 1999, but the Committee approved two extensions). In March 1997, Orchard was issued warrants to purchase up to 50,000 shares of Common Stock at $7.50 per share (which it immediately transferred to Mr. Ressler). In order for the Company to raise equity capital, the exercise price of these warrants was adjusted to $3.04 on September 12, 1997 and the warrants were subsequently exercised. In August, 1999, Orchard was granted options under the Company’s 1993 Employee Stock Option Plan to purchase 225,000 shares of Common Stock at $2.50 per share. One-third of these options become exercisable on each of the first three anniversaries of the grant, and the options expire in August, 2009.

     Commencing in 1999, Mr. Ressler became eligible to receive stock options under the Company’s Non-Employee Director’s Option Plan. He currently holds options to acquire 43,750 shares of Common Stock under the Plan. Additionally, Mr. Ressler participates in the Company’s 2001 Restrictive Stock Plan and has received a grant of 50,000 shares of restricted Common Stock, of which 12,500 shares will vest on May 21, 2002.

     The compensation paid to Orchard pursuant to the consulting agreement and the amendments thereto was determined by the Compensation Committee and the Board of Directors based upon the aforementioned consulting study, and various subjective factors such as Mr. Ressler’s responsibilities, qualifications, years of experience, individual performance, and perceived contributions to the Company.

     Other than as outlined above, and as reimbursement for reasonable expenses incurred in connection with the services it renders to the Company, neither Orchard nor Mr. Ressler receive any other compensation from the Company.

     Respectfully submitted,

Zohar Loshitzer, Chairman Richard S. Ressler Morton O. Schapiro

     Date: February 20, 2002

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all current members of the Committee are “independent”, as required by the listing standards of the American Stock Exchange.

     The Committee operates pursuant to a Charter that was adopted by the Board on June 12, 2000 and last amended and restated on March 15, 2001. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carrier out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

     Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

Date: April 16, 2002	Respectfully submitted,

Morton O. Schapiro Steven F. Mayer Stephen Ross

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of the Company’s Common Stock with the cumulative return of the S&P 500 Index and the S&P Computer Systems Index for the period commencing January 1, 1997 and ending December 31, 2001. The information contained in the performance graph shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 as amended (the “Securities Act”) or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

PROPOSAL 2

TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP, independent auditors, to audit the consolidated financial statements for the fiscal year ending December 31, 2001. KPMG LLP has served as the Company’s independent auditors since the Company’s inception. Notwithstanding the selection, the Board, in its discretion, may direct appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its stockholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions.

Required Vote and Recommendation

     Ratification of KPMG LLP as the Company’s auditors requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present. Abstentions and broker non-votes, however, will not be counted either in favor of or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, THE
RATIFICATION OF INDEPENDENT AUDITORS.

AUDITOR FEE DISCLOSURE

Audit Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $150,000.

Financial Information Systems Design and Implementation Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001 were $0.

All Other Fees

     The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the fiscal year ended December 31, 2001 were $10,000.

Leased Employees

     The Company’s auditor, KPMG LLP, did not employ any leased employees or outside consultants to work on the Company’s audit for the fiscal year ended December 31, 2001.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: April 29, 2002

MAI Systems Corporation
9601 Jeronimo Road
Irvine, California 92618

MAI SYSTEMS CORPORATION
This proxy is solicited by the Board of Directors for the
Annual Meeting of Stockholders — June 3, 2002

The undersigned hereby appoints W. Brian Kretzmer and James W. Dolan and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on June 3, 2002, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

(THIS PROXY CARD CONTINUES AND MUST BE SIGNED ON THE REVERSE SIDE)

- FOLD AND DETACH HERE -

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors below.	Please mark your votes as indicated in this example.	[X]

1.	Election of four directors THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS BELOW.	FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed
		[ ]	[ ]

Nominees:	01 Richard S. Ressler, 02 Zohar Loshitzer, 03 Stephen Ross 04 Steven F. Mayer

     (Instruction: To withhold authority for any particular
     nominee, write such nominee(s) name on the line below.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.		FOR	AGAINST	ABSTAIN
2.	Proposal to Ratify the Selection of KPMG LLP as independent auditors for the Company.	[ ]	[ ]	[ ]

PLEASE SIGN THIS PROXY AND RETURN IT PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU DO ATTEND.

Signature ____________________ Signature ____________________ Dated: ________________, 2002

Please sign exactly as your name appears below. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign. If a Corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

- Detach here from proxy voting card -